Exhibit 5.1

3507 Kyoto Gardens Dr., Suite 320 Palm Beach Gardens, FL 33410 Tel: (561) 689-4441 Fax: (561) 659-0701 www.harriscramer.com

August 25, 2011

Quepasa Corporation
324 Datura Street, Suite 114
West Palm Beach, FL 33401
Attention: Mr. John Abbott, Chief Executive Officer

Re:  Quepasa Corporation / Registration Statement on Form S-4

Dear Mr. Abbott:

You have advised us that Quepasa Corporation (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-4 with respect to the shares of common stock, $0.001 par value, of the Company, (the “Shares”) which are proposed to be offered and issued to the security holders of Insider Guides, Inc. (“Insider”) in connection with the merger of Insider and IG Acquisition Company, a wholly-owned subsidiary of the Company, (“Merger Sub”) pursuant to the Agreement and Plan of Merger dated as of July 19, 2011, among the Company, Insider and Merger Sub.

In connection with the filing of the Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered pursuant to the proxy statement/prospectus (the “Prospectus”) which is part of the Registration Statement.

You have advised us that as of August 24, 2011, the Company’s authorized capital consists of:

·	50,000,000 shares of common stock, $0.001 par value per share, of which 16,668,281 shares are issued and outstanding, and
·	5,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding.

After having examined the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws, minutes, the Registration Statement, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the Shares have been duly authorized and, when issued as described in the Registration Statement and the Prospectus, including approval by the Company's shareholders, will be legally issued, fully paid and non-assessable.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Harris Cramer LLP
Harris Cramer LLP